EXHIBIT 10.2

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”) between Haemonetics Corporation, a Massachusetts corporation with its principal offices at 400 Wood Road, Braintree, Massachusetts, 02184, (herein referred to as the “Company”) and Christopher A. Simon (the “Officer”) is made effective as of the Start Date (as defined in the Employment Agreement, effective as of May 16, 2016, between the Officer and the Company (the “Employment Agreement”)). The Company and the Officer are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

BACKGROUND

A.	The Officer is employed by the Company as a senior executive of the Company.

B.
The Company considers a sound and vital management team to be essential. Management personnel who become concerned about a loss or significant change in their management roles may terminate their employment, become distracted, or be faced with a conflict of interest.

C.
The Board of Directors of the Company (the “Board”) decided that the Company should provide certain compensation and benefits to the Officer in the event that the Officer’s employment terminates under certain circumstances;

AGREEMENT

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)
“Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) (after applying the presumptions in Treas. Reg. Sec. 1.409A-1(h)).

(b)
“Cause” means (i) the Officer’s conviction of (or plea of guilty or nolo contendere to) a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a determination by a majority of the Board in good faith that the Officer has (A) willfully and continuously failed to perform substantially the Officer’s duties, other than any such failure resulting from the Officer’s Disability, after a written demand for substantial performance is delivered to the Officer by the Board that specifically identifies the manner in which the Board believes that the

Officer has not substantially performed the Officer’s duties, (B) engaged in illegal conduct (other than minor traffic offenses), an act of dishonesty or gross misconduct, or (C) willfully violated a material requirement of the Company’s code of conduct or the Officer’s fiduciary duty to the Company. No act or failure to act on the part of the Officer shall be considered “willful” unless it is done, or omitted to be done, by the Officer in bad faith and without reasonable belief that the Officer’s action or omission was in, or not opposed to, the best interests of the Company or its subsidiaries. In order to terminate the Officer’s employment for Cause, the Company shall be required to provide the Officer a reasonable opportunity to be heard (with counsel) before the Board, which shall include at least ten (10) business days of advance written notice to the Officer. Further, the Officer’s attempt to secure employment with another employer that does not breach the Officer’s non-competition obligations shall not constitute an event of Cause.

(c)	“Constructive Termination” means, without the express written consent of the Officer, the occurrence of any of the following:

(i)	any reduction in the Officer’s annual base salary, annual target bonus opportunity (100% of base salary) and/or annual maximum bonus opportunity (200% of base salary);

(ii)	a material diminution in the Officer’s authority, duties, or responsibilities;

(iii)	a requirement that the Officer report to any individual or body other than the Board;

(iv)
the Company’s requiring the Officer to be based anywhere outside a fifty mile radius of the Company’s offices at which the Officer is based as of the date of this agreement except for required travel on the Company’s business; or

(v)	any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.

In no event shall the Officer be entitled to terminate employment with the Company on account of Constructive Termination unless the Officer provides notice of the existence of the purported condition that constitutes Constructive Termination within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

(d)
“Disability” means the Officer’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform his duties.

2.
Term. This Agreement may not be terminated by the Company for any reason for as long as the Officer continues to serve as the Chief Executive Officer of the Company. This Agreement shall be enforceable in accordance with its terms for any period following the Officer’s Separation from Service to the Company until all payments and benefits provided hereunder, if any, have been paid or delivered in full, and all other obligations of the parties to this Agreement have been fully discharged. For the avoidance of doubt, no Severance Benefits (as defined below) shall be paid or provided by the Company to the Officer under this Agreement if the Officer Separates from Service due to termination of employment (i) by the Company and its subsidiaries for Cause or (ii) by the Officer, including by the Officer’s notification of the Company of the Officer’s intention not to renew the term of the Employment Agreement, absent the occurrence of Constructive Termination.

3.
Severance Benefits. If the Officer Separates from Service due to termination of employment by the Company and its subsidiaries without Cause (including, for avoidance of doubt, the Company’s failure to renew the Term of the Employment Agreement) or by the Officer due to Constructive Termination (each, a “Qualifying Termination”), the Officer shall be entitled to the severance benefits set forth in this Paragraph 3 (“Severance Benefits”).

(a)    Salary Amount. The Company will pay to the Officer an amount equal to two times the Officer’s base salary at the annualized rate which was being paid by the Company and/or its subsidiaries to the Officer immediately prior to the Qualifying Termination.

(b)    Payment for Welfare Benefits. The Officer shall be entitled to receive a lump sum cash amount intended to cover the approximate cost of the Company’s portion of the premiums necessary to continue the coverage under the Officer’s medical, dental, life insurance and disability insurance coverages as in effect on the date of the Separation from Service for a period of two years. For avoidance of doubt, medical coverage for this purpose shall include medical coverage provided to non-employees covered with the Officer under the Company sponsored plan, policy or program at the time of the Qualifying Termination, and premiums with respect to medical and dental coverage shall be determined using the rate charged for COBRA coverage. The Officer shall be entitled to elect continued benefits provided under any employee benefit plan, policy or program sponsored by the Company as in effect on the Officer’s Separation from Service, including but not limited to COBRA.

(c)    Outplacement Services. In the event of a Qualifying Termination, the Company shall provide to the Officer executive outplacement services provided on a one-to-one basis by a senior counselor of a firm nationally recognized as a reputable national provider of such services for up to twelve months following Separation from Service, plus evaluation testing, at a location mutually agreeable to the Parties, up to a maximum amount of $20,000. If the Officer elects not to take advantage of such program within 30 days of separation, unless otherwise agreed in writing, there will be no obligation to continue this service. In no circumstance will the Company provide a cash payment in lieu of the use of these services.

(d)    Limits on Severance Benefits.

(i)
Except as provided in (ii) below, the Officer shall not be entitled to Severance Benefits upon any other Separation from Service or other termination of employment, including a termination of employment by the Company for Cause or due to the Officer’s death or Disability. The Severance Benefits shall be in lieu of any other severance benefits otherwise payable by the Company to the Officer and shall be subject to reduction due to application of the Section 280G Cap. No Severance Benefit shall be paid under this Agreement unless the Officer has timely executed a release that is not revoked as provided under Paragraph 5 below.

(ii)
If the Officer is party to a change in control agreement between the Company and the Officer (the “CinC Agreement”) and the Officer is entitled to the severance benefits available under the CinC Agreement, then the Officer shall not receive the Severance Benefits provided under this Agreement.

(iii)
By accepting the Severance Benefits, the Officer waives the Officer’s right, if any, to have any Severance Benefit payment taken into account to increase the benefits otherwise payable to, or on behalf of, the Officer under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by the Company including those provided for under the CinC Agreement (e.g., there will be no increase in the Officer’s tax-qualified retirement plan benefits, non-qualified deferred compensation plan benefits or life insurance because of Severance Benefits received hereunder).

(e)    Timing. Payment for the welfare benefits under Paragraph 3(b) shall be made within 30 days after a Qualifying Termination and the Severance Benefits described in Paragraph 3(a) shall be made in approximately equal installments over the course of two years in accordance with the Company’s regular payroll practices, commencing 30 days after a Qualifying Termination. The Company will withhold from the Severance Benefits taxes and other authorized deductions, including advances or other amounts due the Company from the Officer. The Company will pay the Severance Benefits only after the Officer has timely executed a release that is not revoked as provided under Paragraph 5 below.

4.	Section 280G Restriction. Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply:

(a)
If it is determined that part or all of the compensation and benefits payable to the Officer (whether pursuant to the terms of this Agreement or otherwise) before application of this Paragraph 4 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Officer to incur the 20% excise tax under Section 4999 of the Code, then the amounts otherwise payable to or for the benefit of the Officer pursuant to this Agreement (or otherwise) that, but for this Paragraph 4 would be “parachute payments,” (referred to below as the “Total Payments”) shall either (i) be reduced so that the present value of the Total Payments to be received by the Officer will be equal to three times the “base amount” (as defined under Section 280G of the Code) less $1,000 (the “280G Cap”), or (ii) paid in full, whichever produces the better after-tax position to the Officer (taking into account all applicable taxes, including but not limited to the excise tax under Section 4999 of the Code and any federal and state income and employment taxes). Any required reduction under clause (i) above shall be made in a manner that maximizes the net after-tax amount payable to the Officer, as reasonably determined by the Consultant (as defined below).

(b)
All determinations required under this Paragraph 4 shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to the Officer on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Officer that may be used by the Officer to file the Officer’s federal tax returns.

(c)
It is possible that payments could be made by the Company that should not have been made pursuant to this Paragraph 4. If a payment or benefit is provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its subsidiaries) used in determining the 280G Cap, then the Officer shall immediately repay such excess in cash to the Company upon notification that an overpayment has been made.

(d)	Nothing in this Paragraph 4 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Section 4999 of the Code.

5.
Release. The Officer agrees that the Company will have no obligations to pay the Severance Benefits until the Officer executes a separation agreement which includes a release of claims in a form acceptable by the Company. The Company shall have no further obligations to the Officer if the Officer revokes such release. The Officer shall have 21 days after Separation from Service to consider whether or not to sign the release. If the Officer fails to return an executed release to the Company within such 21 day period, or the Officer subsequently revokes a timely filed release, the Company shall have no obligation to pay any amounts or benefits under Paragraph 3 of this Agreement.

6.
No Interference with Other Vested Benefits. Regardless of the circumstances under which the Officer may terminate from employment, the Officer shall have a right to any benefits under any employee benefit plan, policy or program maintained by the Company which the Officer had a right to receive under the terms of such employee benefit plan, policy or program after a termination of the Officer’s employment without regard to this Agreement. The Company shall within thirty (30) days of Separation from Service (or sooner if required by applicable law) pay the Officer any earned but unpaid base salary and bonus, shall promptly pay the Officer for any earned but untaken vacation and shall promptly reimburse the Officer for any incurred but unreimbursed expenses which are otherwise reimbursable under the Company’s expense reimbursement policy as in effect for senior executives immediately before the Officer’s termination of employment.

7.
Consolidation or Merger. If the Company is at any time before a Separation from Service merged or consolidated into or with any other corporation, association, partnership or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation, association, partnership or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation, association, partnership or other entity resulting from such merger or consolidation or the acquirer of such assets (collectively, “Acquiring Entity”) unless the Officer voluntarily elects not to become an employee of the Acquiring Entity as determined in good faith by the Officer. Furthermore, in the event of any such consolidation or transfer of substantially all of the assets of the Company, the Company shall enter into an agreement with the Acquiring Entity that shall provide that such Acquiring Entity shall assume this Agreement and all obligations and liabilities under this Agreement; provided, that the Company’s failure to comply with this provision shall not adversely affect any right of the Officer hereunder. This Paragraph 7 will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Officer’s right to or privilege of participation in any restricted stock plan, bonus or incentive plan, stock option or purchase plan, profit sharing, pension, group insurance, hospitalization or other compensation or benefit plan or arrangement which may be or become applicable to officers of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the Acquiring Entity.

8.
No Mitigation. The Company agrees that the Officer is not required to seek other employment after a Qualifying Termination or to attempt in any way to reduce any amounts payable to the Officer by the Company under Paragraph 3 of this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Officer to the Company, or otherwise.

9.
Payments. All payments provided for in this Agreement shall be paid in cash in the currency of the primary jurisdiction in which the Officer provided services to the Company and its subsidiaries immediately prior to Separation from Service. The Company shall not be required to fund or otherwise segregate assets to ensure payments under this Agreement.

10.	Tax Withholding; Section 409A.

(a)
All payments made by the Company to the Officer or the Officer’s dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(b)
The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Officer for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code. Each payment or installment under this Agreement is intended to be a “separate payment” for purposes of Section 409A of the Code.

11.	Assignment; Payment on Death.

(a)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Officer, the Officer’s executors, administrators, legal representatives and assigns and the Company and its successors.

(b)
In the event that the Officer becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Officer hereunder and not yet paid to the Officer at the time of the Officer’s death shall be paid to the Officer’s beneficiary. No right or interest to or in any payments shall be assignable by the Officer; provided, however, that this provision shall not preclude the Officer from designating one or more beneficiaries to receive any amount that may be payable after the Officer’s death and shall not preclude the legal representatives of the Officer’s estate from assigning any right hereunder to the person or persons entitled thereto under the Officer’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Officer’s estate. The term “beneficiary” as used in this Agreement shall mean the beneficiary or beneficiaries so designated by the Officer to receive such amount or, if no such beneficiary is in existence at the time of the Officer’s death, the legal representative of the Officer’s estate.

(c)
No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

12.
Non-Competition. With execution of this Agreement, Officer ratifies and confirms the Officer’s obligations to the Company and its affiliates under any proprietary information and non-competition agreement by and between the Officer and the Company or under any similar provisions or obligations concerning confidentiality, non-competition or non-solicitation.

13.
Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

14.
Integration. The terms of this Agreement shall supersede any prior agreements, understandings, arrangements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof which have been made by either Party (other than (x) any employment agreement or (y) any proprietary information and non-competition agreement or any similar provisions or obligations concerning confidentiality, non-competition, non-solicitation or non-disparagement), provided that any conflict with the terms of any CinC Agreement upon or after a Change in Control (as defined in the CinC Agreement) the CinC Agreement prevails and any conflict prior to a Change in Control this Agreement prevails. By signing this Agreement, the Officer releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such prior agreements other than any employment agreement entered into by the Parties or any CinC Agreement.

15.
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Officer: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:

Chief Legal Officer
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.
Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

17.
Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience or reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

18.
Not an Employment Contract. This Agreement is not an employment contract and shall not give the Officer the right to continue in employment by Company or any of its subsidiaries for any period of time or from time to time nor shall this Agreement give the Officer the right to continued membership on the Company’s Executive Council or Operating Committee. This Agreement shall not adversely affect the right of the Company or any of its subsidiaries to terminate the Officer’s employment with or without Cause at any time.

19.
Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the choice of law principles thereof).

20.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereto duly authorized, and the Officer has signed this Agreement.

HAEMONETICS CORPORATION

By:/s/ Richard Meelia
Richard Meelia
Chairman of the Board of Directors

OFFICER

/s/ Christopher A. Simon